Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:

DCT INDUSTRIAL TRUST INC. ® ANNOUNCES PRIVATE OFFERING OF SENIOR UNSECURED NOTES

Denver, COLO., October 2, 2013 – DCT Industrial Trust Inc. ® (the “Company”) (NYSE: DCT) announced today that its operating partnership subsidiary, DCT Industrial Operating Partnership LP (the “Operating Partnership”), intends to offer, subject to market and other conditions, senior unsecured notes (the “Notes”) in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be initially guaranteed by the Company and each of the Operating Partnership’s wholly owned subsidiaries that guarantees borrowings under the Operating Partnership’s revolving credit facility. In addition, the Operating Partnership will cause any consolidated subsidiary (including any future subsidiary) that guarantees indebtedness of the Operating Partnership for money borrowed in an amount greater than $5.0 million at any time after the issuance of the Notes to also guarantee the Notes.

The Operating Partnership intends to use the net proceeds to repay existing indebtedness, including its $175.0 million senior unsecured term loan, $50.0 million of senior unsecured fixed rate notes and borrowings under its revolving credit facility, and for general corporate purposes.

The Notes will be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions outside the United States pursuant to Regulation S under the Securities Act. The Notes and related guarantees to be offered have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Operating Partnership’s ability to close the offering, the use of proceeds therefrom and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

CONTACT:

Melissa Sachs, VP Corporate Communications & Investor Relations

DCT Industrial Trust Inc.

303-597-2400

investorrelations@dctindustrial.com

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